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Exhibit 10.1

                                 Villa Noble S.L


February 27, 2004

GlobeLink Capital, Inc.
222 Amalfi Drive
Santa Monica, California 90402

Attention: Mr. Keith Berglund,
           President
                            Re: Proposed Investment -
                                 Euro 50 million
Gentlemen:


Pursuant to our meeting today with your representatives, Bruce W. Barren and Felizian (Phil) Paul here in Munich (Germany), Villa Noble S.L. is prepared to introduce to its 1,000,000 European investor base the following proposal:

Fund Purpose               To provide capital to Chinese companies under
                           Ministry of Information Industry as entry gateway for non- Chinese companies into China.

Amount:                    Euro 50,000,000

Minimum Offering           Euro 10,000,000

Unit Size                  Euro 50,000 - 1,000 Units

Type of Security:          Secured, Preferred Stock

Dividend Rate              To be guaranteed by investment rated, international
                           financial institution- 5% Annually, payable in four quarterly payments, in arrears five years

Term:                      five years

Use of Proceeds            First Euro 10,000,000:
                           GlobeLink: Euro 5,000,000


                   Centro Plaza 29660 Nuevo Andalucia, Marbella
                  Tel: (34) 952-81 44 71 Fax: (34) 952-81 51 20
                       e-mail: villanoble@infonegocio.com


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                                           Global Medical Products Holding, Inc.

                           - Euro 5,000,000 for a 10% Equity Interest, of which Euro 2,500,000 is to be invested in EarthNetMedia, Inc. for a 5% interest

                           Next, Euro 5,000,000 to be invested in Global Medical for an additional 10% Interest therein, of which Euro 2,500,000 to be invested in EarthNetMedia for an additional 5% interest therein.

Special Dividend Distribution
                           For each investment made by GlobeLink, excluding the above investment in Global Medical, GlobeLink Shareholders will receive a special Dividend of 25% of the equity received for such investment.

Covenant(s)                Individual investments by GlobeLink shall be limited
                           to 70% of the independently appraised Tangible and Intangible Assets of the company in which the investment is made. Such investments shall be secured by these assets.

                           On every investment made by GlobeLink, they will cause all intangible assets of the invested company to be registered as trademarks or patents, both in China and Worldwide, where feasible.

                           On every investment made by GlobeLink, EarthNetMedia will receive 5% of such proceeds to insure media coverage.

Public Stock Registration  GlobeLink, through Global Medical, will cause its preferred and common stock to be registered and free trading at the time of the initial placement of Euro 10 million to Villa Noble's investors, including each incremental investment thereof to Euro 50 million. Where feasible, GlobeLink will cause each individual investment made by GlobeLink to be a publicly- traded company unto itself.

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Villa Noble S.L.

GlobeLink will grant to Villa Noble the exclusive right in this placement and will undertake no other concurrent placement of its equity securities. As compensation, GlobeLink will grant Villa Noble's primary agent, Mr. Eduard Wittner a 10% equity interest in GlobeLink Capital upon the completion of the above Placement. Further, GlobeLink will be responsible of the Investment Memorandum, as outlined per above, plus a website concerning key information on the Company, including a copy of its Exclusive Agreement with the Ministry of Information Industry, of which the net Euro 40 million will be used to fulfill the contact requirements thereunder.

GlobeLink Capital will reserve two additional 10% interest of its equity for a Chinese and a U.S. / European Financial Institution to become a participant in its equity, with current shareholders diluted accordingly. Further, Eduard Wittner (or his designee) will become the European representative of GlobeLink Capital.

By GlobeLink investing in Global Medical and EarthNet, GlobeLink will cause both companies to become fully NASDAQ listed.

If you are in agreement with the above, please sign your acceptance of this agreement in the space provided below.


Cordially,                                  Agreed and accepted by:

Villa Noble S.L.                            GlobeLink Capital, Inc.

/s/ Eduard H. Wittner                       /s/ Bruce W. Barren
------------------------------              -----------------------------
Eduard H. Wittner                           Bruce W. Barren,
Consejero Delgado                           Authorized Representative


GLOBAL MEDICAL PRODUCTS HOLDINGS, INC.      EARTHNET MEDIA, INC.

/s/ Bruce W. Barren                         /s/ Felizian Paul
------------------------------              -----------------------------
Bruce W. Barren,                            Felizian (Phil) Paul,
Authorized Representative                   Chairman






                                Villa Noble S.L.